[EXHIBIT 16.1]








Securities and Exchange Commission
Washington, D.C.  20549




Ladies and Gentlemen:

We were previously the principal accountants for RAM Venture Holdings Corp., we have not conducted an audit of the financial statements of RAM Venture Holdings Corp. through the date of our engagement. Spicer Jeffries, LLP's professional liability insurance coverage for public reporting companies was not renewed by our previous insurance carrier and we have been unable to obtain new insurance coverage for Public Registrants. Due to this development, we resigned our appointment as principal accountants on March 19, 2004. We have read RAM Venture Holdings Corp.'s statements included under Item 4 of its Form 8-K dated March 24, 2004, and we agree with such statements. However, we are not in a position to either agree or disagree with RAM Venture Holdings Corp.'s statement that they have engaged new auditors.

                                                /s/SPICER JEFFRIES LLP


Greenwood Village, Colorado
March 26, 2004